Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

SALLIE MAE REPORTS THIRD-QUARTER 2018 FINANCIAL RESULTS
Diluted Earnings Per Share Up 35 Percent From Year-Ago Quarter to $0.23
Private Education Loan Originations Increase 12 Percent From Year-Ago Quarter to $2.1 Billion
Provision for Private Education Loan Losses Declines 20 Percent From Year-Ago Quarter
Net Interest Income Increases 26 Percent From Year-Ago Quarter to $357 Million

NEWARK, Del., Oct 22, 2018 — Sallie Mae (Nasdaq: SLM), formally SLM Corporation, today released third-quarter 2018 financial results that include growth in diluted earnings per share and private education loan originations, a lower provision for private education loan losses, and increased net interest income. In the third-quarter 2018, the company increased its diluted earnings per share 35 percent to $0.23, grew its private education loan originations 12 percent to $2.1 billion, reduced its provision for private education loan losses 20 percent to $42 million, and increased its net interest income 26 percent to $357 million, all compared with the third quarter of 2017.
“Our continued focus on customer experience enhancements and application process efficiencies have resulted in another outstanding peak season with undergraduates, graduates, and parents selecting Sallie Mae to make the dream of higher education a reality,” said Raymond J. Quinlan, Chairman and CEO, Sallie Mae. “Strong brand perception, credit quality, and repayment performance are the foundation of our expanding franchise.”
For the third-quarter 2018, GAAP net income was $104 million, compared with $76 million in the year-ago quarter. GAAP net income attributable to the company’s common stock was $100 million ($0.23 diluted earnings per share) in the third-quarter 2018, compared with $73 million ($0.17 diluted earnings per share) in the year-ago quarter. The year-over-year increase was primarily attributable to a $75 million increase in net interest income and a $20 million decrease in income tax expense as a result of the reduction of the federal statutory corporate income tax rate from 35 to 21 percent, which were offset by a $15 million increase in provisions for credit losses, a $7 million increase in losses on derivatives and hedging activities, net, and a $34 million increase in total non-interest expenses.
Third-quarter 2018 results vs. third-quarter 2017 included:

•	Net interest income of $357 million, up 26 percent.

•	Net interest margin of 6.00 percent, up 15 basis points.

•	Private education loan originations of $2.1 billion, up 12 percent.

•	Average private education loans outstanding of $19.3 billion, up 19 percent.

•	Average yield on the private education loan portfolio was 9.16 percent, up 66 basis points.

•	Private education loan provision for loan losses was $42 million, down from $53 million.

•	Private education loans in forbearance were 3.4 percent of private education loans in repayment and forbearance, up from 3.2 percent.

•	Private education loan delinquencies as a percentage of private education loans in repayment were 2.3 percent, down from 2.6 percent.

•	Personal loan originations of $167 million and personal loan acquisitions of $109 million.

•	Average personal loans outstanding of $1.1 billion, up from $86 million.

•	Average yield on the personal loan portfolio was 11.03 percent, up 137 basis points.

•	Personal loan provision for loan losses was $26 million.

Non-GAAP core earnings for the third-quarter 2018 were $107 million, compared with $75 million in the year-ago quarter. Core earnings attributable to the company’s common stock grew 42 percent to $103 million ($0.23 diluted earnings per share) in the third-quarter 2018, compared with $72 million ($0.17 diluted earnings per share) in the year-ago quarter.
Third-quarter 2018 GAAP results included $5 million of pre-tax losses from derivative accounting treatment that are excluded from core earnings results, compared with $1 million of pre-tax gains in the year-ago period.
Sallie Mae provides core earnings because it is one of several measures management uses to evaluate management performance and allocate corporate resources. The difference between core earnings and GAAP net income is driven by mark-to-market unrealized gains and losses on derivative contracts recognized in GAAP net income, but not in core earnings results. Management believes its derivatives are effective economic hedges, and, as such, they are a critical element of the company’s interest rate risk management strategy. In third-quarter 2018, management made an immaterial change to its definition of core earnings. For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations - ‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended Sept. 30, 2018.
Total Non-Interest Income and Expenses
In the third-quarter 2018, the company reduced other income by $90 million to reflect the reduction in the tax indemnification receivable because of the expiration of the federal statute of limitations related to a portion of our indemnified uncertain tax positions. Income taxes payable and income tax expense were reduced by a corresponding amount. Absent this 2018 tax-related item, other income in the third-quarter 2018 was $5 million greater than in the third-quarter 2017 primarily due to a $4 million reduction in indemnified receivables recorded in the third-quarter 2017. Excluding the effect of the indemnified receivable adjustments made in each period, other income (loss) would have been approximately $9 million in the third-quarter 2018 and third-quarter 2017.
Total non-interest expenses were $151 million in the third-quarter 2018, compared with $116 million in the year-ago quarter. Operating expenses grew 30 percent from the year-ago quarter, and the non-GAAP operating efficiency ratio grew to 54.7 percent in the third-quarter 2018 from 40.6 percent in the year-ago quarter. Absent the reduction in indemnified uncertain tax positions that reduced non-interest income by $90 million, the non-GAAP operating efficiency ratio would have been 41.2 percent for the third-quarter 2018. Excluding that item, the increase in the non-GAAP operating efficiency ratio for the three months ended Sept. 30, 2018, compared with the three months ended Sept. 30, 2017, was primarily due to the planned spending on personal loans, credit cards, and costs related to migrating technology infrastructure to the cloud.
Earlier this year, we indicated our intention to invest $40 million to accelerate the diversification of our consumer lending platform into the personal loan and credit card businesses and to migrate our technology infrastructure to the cloud. Operating expenses associated with accelerating our personal loan business, credit card start-up, and migration to the cloud were $9 million, $2 million, and $3 million, respectively, in the third-quarter 2018, and $11 million, $3 million, and $5 million, respectively, year-to-date 2018. Expenses in the company’s core education loan business for the third-quarter 2018 increased 14 percent from third-quarter 2017.
Income Tax (Benefit) Expense
Income tax benefit was $54 million in the third-quarter 2018, compared with income tax expense of $41 million in the year-ago quarter. The effective income tax rate decreased in the third-quarter 2018 to a negative 106.9 percent from 34.7 percent in the year-ago quarter, primarily arising from a $90 million decrease to income tax expense due to the previously-mentioned expiration of the federal statute of limitations related to a portion of indemnified uncertain tax positions. Absent that item, the company's effective tax rate for the third-quarter 2018 would have been 25.8 percent. The further decrease in the effective tax rate is primarily due to the reduction in the federal statutory corporate income tax rate from 35 percent to 21 percent under tax cuts enacted in 2017.
Capital
The regulatory capital ratios of the company’s Sallie Mae Bank subsidiary continue to exceed guidelines for institutions considered “well capitalized.” At Sept. 30, 2018, Sallie Mae Bank’s regulatory capital ratios were as follows:

	Sept. 30, 2018	"Well Capitalized" Regulatory Requirements
Common Equity Tier 1 Capital (to Risk-Weighted Assets)	11.5 percent	6.5 percent
Tier 1 Capital (to Risk-Weighted Assets)	11.5 percent	8.0 percent
Total Capital (to Risk-Weighted Assets)	12.8 percent	10.0 percent
Tier 1 Capital (to Average Assets)	11.1 percent	5.0 percent

Deposits
Deposits at the company totaled $17.9 billion ($9.5 billion in brokered deposits and $8.4 billion in retail and other deposits) at Sept. 30, 2018, compared with total deposits of $15.0 billion ($7.7 billion in brokered deposits and $7.3 billion in retail and other deposits) at Sept. 30, 2017.
Guidance
The company expects 2018 results to be as follows:

•	Full-year diluted core earnings per share: $1.02 - $1.03.

•	Full-year private education loan originations of $5.2 billion.

•	Full-year non-GAAP operating efficiency ratio(1): 38 percent - 39 percent.

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(1) Absent the reduction in indemnified uncertain tax positions that reduces non-interest income in 2018.
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Sallie Mae will host an earnings conference call tomorrow, October 23, 2018, at 8 a.m. EDT. Sallie Mae executives will be on hand to discuss highlights of the quarter and to answer questions related to company performance. Individuals interested in participating should dial 877-356-5689 (USA and Canada) or 706-679-0623 (international) and use access code 3288447 starting at 7:45 a.m. EDT. A live audio webcast of the conference call may be accessed at www.SallieMae.com/investors. A replay of the conference call will be available approximately two hours after the call’s conclusion and will remain available through Nov. 6, 2018. To hear the replay, please dial 855-859-2056 (USA and Canada) or 404-537-3406 (international) and use access code 3288447.
Presentation slides for the conference call may be accessed at www.SallieMae.com/investors under the webcasts tab.

This press release contains “forward-looking statements” and information based on management’s current expectations as of the date of this release. Statements that are not historical facts, including statements about our beliefs, opinions or expectations and statements that assume or are dependent upon future events, are forward-looking statements. Forward-looking statements are subject to risks, uncertainties, assumptions and other factors that may cause actual results to be materially different from those reflected in such forward-looking statements. These factors include, among others, the risks and uncertainties set forth in Item 1A. “Risk Factors” and elsewhere in the company’s Annual Report on Form 10-K for the year ended Dec. 31, 2017 (filed with the Securities and Exchange Commission (“SEC”) on Feb. 23, 2018) and subsequent filings with the SEC; increases in financing costs; limits on liquidity; increases in costs associated with compliance with laws and regulations; failure to comply with consumer protection, banking and other laws; changes in accounting standards and the impact of related changes in significant accounting estimates; any adverse outcomes in any significant litigation to which the company is a party; credit risk associated with the company’s exposure to third parties, including counterparties to the company’s derivative transactions; and changes in the terms of education loans and the educational credit marketplace (including changes resulting from new laws and the implementation of existing laws). We could also be affected by, among other things: changes in our funding costs and availability; reductions to our credit ratings; cybersecurity incidents and cyberattacks and other failures or breaches of our operating systems or infrastructure, including those of third-party vendors; damage to our reputation; risks associated with restructuring initiatives, including failures to successfully implement cost-cutting and restructuring initiatives and the adverse effects of such initiatives on our business; changes in the demand for educational financing or in financing preferences of lenders, educational institutions, students and their families; changes in law and regulations with respect to the student lending business and financial institutions generally; changes in banking rules and regulations, including increased capital requirements; increased competition from banks and other consumer lenders; the creditworthiness of our customers; changes in the general interest rate environment, including the rate relationships among relevant money-market instruments and those of the our earning assets versus our funding arrangements; rates of prepayments on the loans that we make or acquire; changes in general economic conditions and our ability to successfully effectuate any acquisitions; and other strategic initiatives. The preparation of our consolidated financial statements also requires us to make certain estimates and assumptions, including estimates and assumptions about future events. These estimates or assumptions may prove to be incorrect. All forward-looking statements contained in this release are qualified by these cautionary statements and are made only as of the date of this release. We do not undertake any obligation to update or revise these forward-looking statements to conform such statements to actual results or changes in our expectations.

The company reports financial results on a GAAP basis and also provides certain “Core Earnings” performance measures. The difference between the company’s “Core Earnings” and GAAP results for the periods presented were the unrealized, mark-to-market gains/losses on derivative contracts (excluding current period accruals on the derivative instruments), net of tax. These are recognized in GAAP, but not in “Core Earnings” results. The company provides “Core Earnings” measures because this is what management uses when making management decisions regarding the company’s performance and the allocation of corporate resources. The company’s “Core Earnings” are not defined terms within GAAP and may not be comparable to similarly titled measures reported by other companies.

For additional information, see “Management's Discussion and Analysis of Financial Condition and Results of Operations — ‘Core Earnings’ ” in the company’s Form 10-Q for the quarter ended Sept. 30, 2018 for a further discussion and the “‘Core Earnings’ to GAAP Reconciliation” table in this press release for a complete reconciliation between GAAP net income and “Core Earnings.”

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Sallie Mae (Nasdaq: SLM) is the nation’s saving, planning, and paying for college company. Whether college is a long way off or just around the corner, Sallie Mae offers products that promote responsible personal finance, including private education loans, Upromise rewards, scholarship search, college financial planning tools, and online retail banking. Learn more at SallieMae.com. Commonly known as Sallie Mae, SLM Corporation and its subsidiaries are not sponsored by or agencies of the United States of America.
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Contacts:

Media:	Martha Holler, 302-451-4900, martha.holler@salliemae.com, Rick Castellano, 302-451-2541, rick.castellano@salliemae.com
Investors:	Brian Cronin, 302-451-0304, brian.cronin@salliemae.com
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Selected Financial Information and Ratios
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data and percentages)	2018	2017	2018	2017

Net income attributable to SLM Corporation common stock	$99,754	$73,343	$328,523	$229,354
Diluted earnings per common share attributable to SLM Corporation	$0.23	$0.17	$0.75	$0.52
Weighted average shares used to compute diluted earnings per share	440,019	438,419	439,484	438,422
Return on assets	1.7%	1.5%	1.9%	1.7%
Non-GAAP operating efficiency ratio(1)	54.7%	40.6%	42.3%	39.0%

Other Operating Statistics
Ending Private Education Loans, net	$20,030,806	$16,959,241	$20,030,806	$16,959,241
Ending FFELP Loans, net	868,138	950,524	868,138	950,524
Ending total education loans, net	$20,898,944	$17,909,765	$20,898,944	$17,909,765

Ending Personal Loans, net	$1,079,959	$130,700	$1,079,959	$130,700

Average education loans	$20,172,597	$17,188,936	$19,807,137	$16,772,663
Average Personal Loans	$1,082,177	$86,441	$810,753	$61,263
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(1) We calculate and report our non-GAAP operating efficiency ratio as the ratio of (a) the total non-interest expense numerator to (b) the net revenue denominator (which consists of the sum of net interest income, before provision for credit losses, and non-interest income, excluding any gains and losses on sales of loans and securities, net and the net impact of derivative accounting as defined in the "‘Core Earnings’ to GAAP Reconciliation" table in this Press Release). We believe doing so provides useful information to investors because it is a measure used by our management team to monitor our effectiveness in managing operating expenses. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate our ratio. Accordingly, our non-GAAP operating efficiency ratio may not be comparable to similar measures used by other companies.

SLM CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and per share amounts)
(Unaudited)

	September 30,	December 31,
	2018	2017
Assets
Cash and cash equivalents	$1,839,054	$1,534,339
Available-for-sale investments at fair value (cost of $181,785 and $247,607, respectively)	172,370	244,088
Loans held for investment (net of allowance for losses of $328,974 and $251,475, respectively)	21,978,903	18,567,641
Restricted cash	115,658	101,836
Other interest-earning assets	32,071	21,586
Accrued interest receivable	1,270,026	967,482
Premises and equipment, net	105,058	89,748
Income taxes receivable, net	22,102	—
Tax indemnification receivable	54,941	168,011
Other assets	101,000	84,853
Total assets	$25,691,183	$21,779,584

Liabilities
Deposits	$17,873,293	$15,505,383
Long-term borrowings	4,532,221	3,275,270
Income taxes payable, net	—	102,285
Upromise member accounts	226,176	243,080
Other liabilities	219,158	179,310
Total liabilities	22,850,848	19,305,328

Commitments and contingencies

Equity
Preferred stock, par value $0.20 per share, 20 million shares authorized:
Series B: 4 million and 4 million shares issued, respectively, at stated value of $100 per share	400,000	400,000
Common stock, par value $0.20 per share, 1.125 billion shares authorized: 449.8 million and 443.5 million shares issued, respectively	89,962	88,693
Additional paid-in capital	1,268,763	1,222,277
Accumulated other comprehensive income (net of tax expense of $8,666 and $1,696, respectively)	27,012	2,748
Retained earnings	1,196,895	868,182
Total SLM Corporation stockholders’ equity before treasury stock	2,982,632	2,581,900
Less: Common stock held in treasury at cost: 14.1 million and 11.1 million shares, respectively	(142,297)	(107,644)
Total equity	2,840,335	2,474,256
Total liabilities and equity	$25,691,183	$21,779,584

SLM CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
Interest income:
Loans	$485,997	$359,610	$1,370,090	$1,021,106
Investments	1,340	1,928	4,981	6,272
Cash and cash equivalents	10,260	4,686	22,068	10,429
Total interest income	497,597	366,224	1,397,139	1,037,807
Interest expense:
Deposits	105,093	61,890	273,154	157,473
Interest expense on short-term borrowings	1,156	1,804	4,677	4,234
Interest expense on long-term borrowings	34,715	20,469	89,111	56,070
Total interest expense	140,964	84,163	366,942	217,777
Net interest income	356,633	282,061	1,030,197	820,030
Less: provisions for credit losses	70,047	54,930	187,245	130,441
Net interest income after provisions for credit losses	286,586	227,131	842,952	689,589
Non-interest (loss) income:
Gains on sales of loans, net	—	—	2,060	—
Losses on sales of securities, net	—	—	(1,549)	—
(Losses) gains on derivatives and hedging activities, net	(4,949)	1,661	(6,325)	(7,326)
Other (loss) income	(80,702)	4,455	(58,765)	26,430
Total non-interest (loss) income	(85,651)	6,116	(64,579)	19,104
Non-interest expenses:
Compensation and benefits	62,260	51,052	190,822	157,523
FDIC assessment fees	9,136	7,626	25,933	21,477
Other operating expenses	79,236	57,464	193,974	151,070
Total operating expenses	150,632	116,142	410,729	330,070
Acquired intangible asset amortization expense	92	117	276	351
Total non-interest expenses	150,724	116,259	411,005	330,421
Income before income tax (benefit) expense	50,211	116,988	367,368	378,272
Income tax (benefit) expense	(53,667)	40,617	27,404	136,341
Net income	103,878	76,371	339,964	241,931
Preferred stock dividends	4,124	3,028	11,441	12,577
Net income attributable to SLM Corporation common stock	$99,754	$73,343	$328,523	$229,354
Basic earnings per common share attributable to SLM Corporation	$0.23	$0.17	$0.76	$0.53
Average common shares outstanding	435,468	431,718	434,875	430,958
Diluted earnings per common share attributable to SLM Corporation	$0.23	$0.17	$0.75	$0.52
Average common and common equivalent shares outstanding	440,019	438,419	439,484	438,422

“Core Earnings” to GAAP Reconciliation

The following table reflects adjustments associated with our derivative activities.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(Dollars in thousands, except per share amounts)	2018	2017	2018	2017

“Core Earnings” adjustments to GAAP:
GAAP net income	$103,878	$76,371	$339,964	$241,931
Preferred stock dividends	4,124	3,028	11,441	12,577
GAAP net income attributable to SLM Corporation common stock	$99,754	$73,343	$328,523	$229,354

Adjustments:
Net impact of derivative accounting(1)	4,561	(1,475)	5,808	7,491
Net tax effect(2)	1,107	(563)	1,410	2,861
Total “Core Earnings” adjustments to GAAP	3,454	(912)	4,398	4,630

“Core Earnings” attributable to SLM Corporation common stock	$103,208	$72,431	$332,921	$233,984

GAAP diluted earnings per common share	$0.23	$0.17	$0.75	$0.52
Derivative adjustments, net of tax	—	—	0.01	0.01
“Core Earnings” diluted earnings per common share	$0.23	$0.17	$0.76	$0.53
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(1) Derivative Accounting: “Core Earnings” exclude periodic unrealized gains and losses caused by the mark-to-market valuations on derivatives that do not qualify for hedge accounting treatment under GAAP, but include current period accruals on the derivative instruments. For periods prior to July 1, 2018, “Core Earnings” also exclude the periodic unrealized gains and losses that are a result of ineffectiveness recognized related to effective hedges under GAAP, net of tax. Under GAAP, for our derivatives held to maturity, the cumulative net unrealized gain or loss over the life of the contract will equal $0.

(2) “Core Earnings” tax rate is based on the effective tax rate at the Bank where the derivative instruments are held.